Exhibit 10.45

SUB LEASE AGREEMENT

This Lease Agreement is executed as of the 1st day of July, 2007 , between Kessler Industries, Inc., (“Landlord” or “Lessor”) and UFP Technologies, Inc. (“Tenant” or “Lessee”).

Whereas, Landlord has executed a lease dated 1 January, 1996  leasing all of the land and buildings know as 8600 Gateway East or the Kessler Industrial Plaza further described below in premises from the owners Calvin K. Kessler and Geraldine J. Kessler (“Owners”) ;and

Whereas, Tenant desires to lease space and Landlord is willing to lease the same to Tenant upon certain terms and conditions ; and

Now, therefore, the parties hereto agree as follows:

1.             Premises.  Landlord hereby leases to Tenant those certain premises described as follows:

A portion of land and building, consisting of approximately 40,000 square feet,  municipally numbered 8600 Gateway East, El Paso, Texas, and the fenced lot located to the east of 8600 Gateway East, bounded by Gateway East to the north and Kessler Drive to the west, collectively referred to as Kessler Industrial Plaza, (the “Leased Premises”).  The property is further described in the attached diagram (Exhibit “A” ).  All of the above property being in the City of El Paso, El Paso County, Texas, is referred to herein as the “Leased Premises”.

2.             Term, Rental and Option.

2.1           Term.  This lease is for thirty six (36) on July 1, 2007 and ending on June 30,2010, unless sooner terminated or extended as set out hereafter.

2.1.a        Early Termination.  The Tenant may terminate this lease at any point in time with 120 days written notice to the Landlord on the following provisions. At the time of the written notice, the Tenant can not be in default as defined below. Liquidated damages as described in Exhibit “B” and Exhibit “D” will be due Landlord on early termination.

2.2           Rental.   The tenant shall pay to the landlord monthly rent during the three lease years of the term, without offset (except as noted below), deduction or demand, payable in advance on or before the first day of each and every calendar month the gross sum of $12,500.00 (Twelve Thousand, Five Hundred and 00/100 dollars).

2.2.a        Payment Late Charges   If any amount due under this lease is not received by the landlord by the fifth day of the month after the due date thereof, Tenant shall pay to the Landlord an additional amount equal to 5% of the amounts due.  If the amounts are not received by the landlord by the 15th day following the first due date, the late charge will be calculated as above except that the rate will be 10%. The payment of penalty, and nothing in this paragraph should be construed as to give the Tenant a grace period in which to pay rent.

2.2.b        No  Offset. Tenant agrees that the obligation to pay rent is an independent covenant of Tenant, and Tenant waives any right of offset or other claim against property of Landlord.

2.3           Options.  So long as Lessee is not then in default, Lessor grant to lessee an option to renew the Lease for two additional five years in terms and conditions including rental as described below. Tenant is to provide Lessor with written notice of his desire to exercise the option to renew, which notice must be delivered by Tenant to Lessor no later than 5 months (150 days) prior to the end of the then existing term..

Rental for the first option period shall be calculated as by taking the then existing monthly rental and multiplying it by 1.075. The resulting rent will be the rent for the entire first option period.

Rental for the second option period shall be increased to an amount equal to the product obtained by multiplying the Monthly rent in effect just prior to the option date by a fraction, the numerator of which shall be the Consumer Price Index for the second month preceding the option date ( for example, if the option date is July 1, 2015, then August 1, 2015) and the denominator of which shall be the Consumer Price Index for the same month of the prior option date(for example if the first option date July 1, 2010, June 1, 2010) which fraction is hereinafter referred to as the “CPI fraction”.  This is commonly referred to as a 100% CPI increase.  In no event shall the monthly rental for the second option period exceed 110% of monthly rental during the first option period.  CPI is the same as defined in Paragraph 2.2, above.

3.             Use of Leased Premises.  Tenant agrees that during any term hereof, the Premises will be used and occupied solely for a general manufacturing and warehousing facility, in the usual and customary manner of similar business in the El Paso area.  Tenant shall comply with all law, ordinances, rules and regulations of all governmental and municipal agencies having jurisdiction over the Premises.  Tenant will not use, occupy or permit the use or occupancy of the Premises for an unlawful, disreputable or extra hazardous purpose, or maintain or permit the maintenance of any public or private nuisance, or keep any substance or carry on or permit any operation which might emit offensive odors or cause hazardous conditions to exist on or about the Premises or use any apparatus which might make undue noise or create vibrations in or about the Premises.  Tenant will not allow smoking in any of the production areas of the premises.

4.             Alteration and Removals.  No alterations may be made without the prior written consent of Landlord.  Unless otherwise agreed, all fixtures permanently attached to the building shall be deemed to have attached to the land and become the property of Landlord and shall not be removed without the prior written consent of the Landlord.  Tenant shall promptly pay all contractors and materialmen and avoid any liens, and should any such lien be filed, Tenant shall bond against or discharge the same within 10 days after written request by Landlord.  All alterations shall conform to all applicable laws and regulations.  If Tenant is not in default, Tenant may remove its personal property at the termination of the term, plus any fixtures for which consent to remove has been obtained; provided that Landlord must first be satisfied that such removal will not damage the Premises, or, if some damage will occur, that Tenant at its expense will repair the same to the satisfaction of Landlord.

5.             Maintenance and Repair.  Except as described in Exhibit “C”, attached, the Tenant accepts the Premises in its present condition as a date hereof.  It is Landlord’s responsibility to maintain and repair the foundation, roof, permanent structures, exterior walls (except doors and glass) and utility lines to their exterior point of entry; provided, however, that Landlord shall not be responsible for maintenance necessitated by the acts of Tenant, its agents or invitees.  It is Tenant’s responsibility to maintain and keep in good repair the interior of the Premises, including fixtures, windows, doors, utilities, and all other repairs made necessary by Tenant’s failure to so maintain; provided, however, Tenant shall not be responsible for maintenance necessitated by the negligence or intentional wrongful acts of Landlord or its agents.  Tenant must deliver the Premises to Landlord upon termination in as good condition as when leased, reasonable wear and tear excepted.

If Tenant neglects to so maintain the Premises, Landlord shall have the right, at Landlord’s option (but this clause shall not obligate Landlord so to do or relieve Tenant from any obligation hereunder),after notice to Tenant at the Premises, to act as deemed necessary by Landlord to maintain and repair the Premises without liability for loss or damage to Tenant’s property, and charge the reasonable cost thereof  to Tenant, which sum shall be promptly paid as additional rent.  If Tenant determines in good faith that Landlord has neglected to maintain and repair, Tenant may elect as its sole remedy to notify Landlord in writing in detail of the necessary repairs, the estimated cost thereof and the intent of Tenant to complete the same.  If Landlord (1) fails to give adequate assurance of commencement within 30 days after receipt of notice,(2) fails to respond, or (3) fails to question in good faith the necessity of all or a part thereof, Tenant may (if not otherwise in default) complete such repairs and deduct the reasonable cost thereof on a prorated basis from each rental installment as it becomes due.

6.             Casualty to Premises.  In the event of substantial damage (as hereinafter defined) to the Premises from fire or other cause, either party may terminate this Lease by giving written notice to the other within 30 day after the occurrence of such substantial damage.  “Substantial damage” shall mean damage to or destruction of the improvements leased to such extent that it will reasonably cost in excess of 40% of the then current replacement cost of all improvements leased to repair or rebuild such improvement (to the extent only that such improvements were demised on this date by Landlord) to substantially their condition as they existed prior to such substantial damage.

If the improvements are materially damaged or destroyed (as hereafter defined) from a cause which is not covered by insurance then maintained with respect thereto and which could not at such time be insured against under standard fire and extended coverage insurance policies available from companies licensed to do business in Texas, then, in such event, at Landlord’s option, this Lease may be terminated effective as of the date of such damage or destruction;  provided that notice of termination under this paragraph must be given by Landlord to Tenant 30 days after such occurrence.  “Materially damaged or destroyed” shall mean damage or destruction to the improvements leased to such extent that it will reasonably cost in excess of 40% of the then current replacement cost of all improvements leased to repair or rebuild such improvements to substantially their condition as they existed prior to such damage or destruction.

Except as above provided, this Lease shall continue in effect in the event of casualty to Premises, and Landlord shall, subject to any unavoidable delay, repair or rebuild the same (to the extent only that such improvements are demised on this date by Landlord), to substantially the condition in which same were immediately prior to the occurrence of such damage or destruction, at Landlord’s cost and expense; provided, however, that in no event shall Landlord’s obligation to repair or rebuild extend beyond the expenditure of a sum equal to the total of all insurance proceeds actually received by Landlord from fire and extended coverage insurance policies maintained with respect to the Premises.  Should Landlord repair or rebuild, then Tenant shall, at its sole cost and expense, replace or repair all signs, fixtures, equipment, display cases and other equipment installed by Tenant, so as to continue or resume operation of Tenant’s business in the Premises.

Tenant agrees during any period of reconstruction or repair that Tenant will continue the operation of its business in the Premises to the extent reasonably practicable.  Until completion hereunder, fixed rent payable by Tenant shall be reduced proportionately during any period in which there is substantial interference with the operation of its business.

7.             Landlord’s Non-Liability.  Tenant agrees to use and occupy the Premises at its own risk and hereby releases, to the full extent permitted by law, Landlord and Landlord’s agents, servants, contractors, and employees, from all claims and demands of every kind resulting from any accident, damage or injury occurring therein or thereon.  Landlord shall not be liable to Tenant or to Tenant’s employees, patrons or visitors for any damage to persons or property caused by any act, omission or neglect of Tenant, its agents or employees.  Landlord shall not be responsible or liable for any loss or damage to any property or person on the Premises occasioned by theft, fire, water, acts of God, strike, court or administrative order, or any other matter beyond Landlord’s control.

8.             Indemnification of Landlord.  Tenant agrees to indemnify and save harmless Landlord from and against all claims of whatever nature arising from any act, omission or negligence of Tenant, or Tenant’s contractors, licenses, invitees, agents, servants or employees, or arising from any accident, injury or damage, whatsoever, caused to any person, or to the property of any person occurring during the term hereof in or about the Premises, where such accident, damage or injury results or is claimed to have resulted from any act or omission on the part of Tenant or Tenant’s contractors, agents, servants, or employees.  This indemnity and hold harmless agreement shall include, without limitation, indemnity against all costs, expenses, attorney’s fees and liabilities incurred on or in connection with any such claim or proceedings brought thereon, and the investigation and defense thereof.

9.             Condemnation.  If the whole or any part of the Premises shall be taken by any public authority under the power of eminent domain, then the terms of this Lease shall cease in the part so taken from the date the possession of that part shall be acquired for any public purpose, and the rent shall be paid up to that day. If a portion of the Leased Premises is so taken as to destroy the usefulness of the Premises for the purpose for which the Premises were leased, then from that day, the Tenant shall have the right either to terminate this Lease or to continue in the possession of the remainder of the same under the terms herein provided, in which latter event the rental shall be reduced in proportion to the area of the Premises taken.  All damage awarded for such taking shall belong to the Landlord except that the Landlord shall not be entitled to any portion of the award made to the Tenant for loss of its business or removal of its stock and fixtures.

10.           Insurance.  Landlord at its expense shall insure the premises against loss or damage by fire and other casualty as deemed best by Landlord.  Tenant shall not do anything which willing way tend to increase insurance rates, and Tenant shall pay as additional rental any increase in premiums caused by Tenant’s actions.

Tenant shall it its own expense, during the term of this Lease, keep Tenant’s merchandise, trade fixtures, furnishings, equipment, and personal property on the Leased Premises insured against loss or damage by fire, windstorm hail, explosion, riot, riot attending strike, civil commotion, aircraft, vehicles and smoke for 90% of the replacement value and Tenant shall be responsible for obtaining adequate plate glass insurance.

Tenant shall obtain at its expense a comprehensive public liability policy with coverage for bodily injury, property damage liability and personal injury, in a amount equal to but not less than $1,000,000.00 for any one occurrence and $2,000,000.00 in aggregate.  An endorsement showing Landlord as additional insurance shall be attached to the insurance policy and shown on the certificate of insurance.  Such policies and all certificates of insurance shall specifically recognize the contractual provisions of this Lease to include the “waiver of subrogation” and “hold harmless” by endorsement and written statement.

Landlord agrees to use its best efforts to obtain an endorsement waiving any right of subrogation against Tenant on insurance which Landlord carries on any claim that Landlord may have against Tenant.

Tenant shall purchase and maintain, during the terms of the Lease approved statutory Worker’s Compensation Insurance to include coverage for all active owners or to obtain an agreed upon substitute where the employees would be covered for their occupational (on the job) injuries.

Tenant shall provide the Landlord with a certificate of insurance promising notification to Landlord of cancellation on material or material change to said policy or policies at least fifteen days prior to the effective date.  All such insurance required to be maintained by the Tenant shall be carried with one or more responsible insurance companies duly authorized to transact business in Texas and shall be subject to review by Landlord or Landlord’s agent upon demand.

Landlord and Tenant and all parties claiming under them mutually release and discharge each other form all claims and liabilities arising from or caused by any casualty or hazard covered or required hereunder to the covered in whole or in part by insurance on the Leased Premises or in connection with property on or activities conducted on the Leased Premises and waive any right of subrogation which might otherwise exist in or accrue to any person on account thereof, provided that such release shall not operate in any case where the affect is to invalidate or increase the cost of such insurance coverage.

11.           Taxes and Utilities.  Landlord shall pay all real property taxes and assessments and Tenant shall pay any and all taxes on its personal property before delinquency.

Tenant shall similarly pay before delinquency for electricity and gas either on its own meter or to the landlord(without markup) on separate meters installed at the cost of the landlord.

12.           Events of Default.  It shall be an event of default by Tenant hereunder if (a)Tenant shall fail to pay rent or other sums agreed to be paid by Tenant or Landlord as herein required; or (b) Tenant shall fail to observe or perform any of its obligations hereunder; or (c) at any time during the term of this Lease (I) the Tenant (Tenant’s assignee or sublessee; any such person being referred to in this article as the “tenant”)who is then the holder of this Lease shall file in any court a petition or the issuance of an order for relief under any section or chapter of the Bankruptcy Code of 1978, as amended, or under an similar laws or statutes of the United States of or any state thereof, or for the appointment of a receiver or trustee of all or a portion of such tenant’s property, or (ii)an involuntary petition of the kind referred to in the preceding subdivision (I) of this subsection shall be filed against such Tenant, and such petition shall not be acted or withdrawn within sixty days after the date of filing thereof, or (iii) the Tenant shall make a general assignment for benefit of creditors, or (iv) such tenant shall be adjudicated a bankrupt, or (v) a receiver shall be appointed for the property of such tenant by the order of a court or competent jurisdiction (except where such receiver shall be appointed in an involuntary proceeding, if he shall be withdrawn within sixty days from the date of this appointment).

Landlord and Tenant acknowledge and agree that this is a Lease for nonresidential real property, and in the event that an order for relief is entered against Tenant under Federal bankruptcy law, the parties agree that “adequate assurance of future performance” as that term is defined in

Section 365 of the Bankruptcy Reform Act of 1978, as amended, shall required (i)an immediate cash deposit to Landlord equal to six months payment of monthly rent; or (ii) the granting of a first lien on the property of Tenant to secure an amount equal to six months payment of rent  Said cash or lien under shall not affect in any way the continuing requirements of Tenant under this Lease including payment of rent and performance of all obligations hereunder.  Said adequate assurance of future performance shall be and remain the property of Landlord until termination of this Lease.

13.           Landlord’s Remedies.  Upon the occurrence of an event of default enumerated in subsection (a) or (b) of Paragraph 12 above, should such default remain uncured after ten days written notice of default to Tenant in the case of an event of default enumerated in subsection (a) or after thirty days written notice of default to Tenant in the case of an event of default enumerated in subsection (b), Landlord may at once thereafter or at any time subsequent during the existence of such breach or default, enter into and upon the Leased Premises or any part thereof and repossess the same, expelling and removing therefrom all persons and property (which property may be removed and stored at the cost, and for the account of Tenant), using such force as may be necessary, and either (I) breach, or (ii) without terminating this Lease, relet the leased premises or any part thereof upon such terms and conditions as possession of the Leased Premises or the making of alterations and/or improvements thereto or the reletting thereof shall be construed as an election on the part of Landlord to terminate this Lease unless written notice of such intention is given to Tenant.  If Landlord shall proceed in accordance with the last mentioned alternative (ii), should the net amount received from reletting the Premises during any month or part thereof be less than the rent due and owing from Tenant during such month or part thereof under the terms of this Lease, Tenant shall pay such deficiency immediately upon calculation thereof and demand therefore by Landlord.

Upon the occurrence of an event of default enumerated in subsection (c) of Paragraph 12 above, Landlord may, if Landlord so elects, at any time thereafter terminate the Lease and the term hereof, upon giving to Tenant ten days’ notice in writing of Landlord’s intention so to do and this lease and the term hereof shall expire and come to an end on the date fixed in such notice as if said date were the date originally fixed in this Lease for the expiration hereof.

Notwithstanding the foregoing, and event of default (except the failure to pay the rent or any other amount due hereunder), the curing of which shall actually require more than thirty days because of any cause beyond Tenant’s control, shall be deemed cured by Tenant if Tenant shall have commenced to cure said default within the thirty day period and shall thereafter have successfully prosecuted the curation of said default with due diligence.

14.           Non-waiver.  Any waiver by Landlord hereunder, express or implied, or any breach of any term, covenant or condition hereof, shall not be deemed a waiver of such term, condition or covenant for any subsequent breach of the same, or of any other term, covenant or condition hereof.  Acceptance of rent by the Landlord from the Tenant or any assignee, subtenant or other successor in interest of Tenant shall never be construed as a waiver of any breach of any term, condition or covenant of this lease.

15.           Insolvency.  If any insolvency proceedings of any kind are started by or against Tenant, no rights hereunder, at Landlord’s option, shall accrue to any custodian, receiver or trustee in bankruptcy, assignee, receiver or officer of a court, or any individual representing the Tenant or the creditors, and in the event of any of the above contingencies, Landlord, at Landlord’s option, may cancel this Lease and terminate the contract as of the date of the happening of such contingency.

16.           Hold-over Tenant.  In the event Tenant shall hold over after the expiration of any term hereunder, such holding over shall be a forcible detainer without consent or shall be construed to be a month to month tenancy at a monthly rental of double the amount of the rental under Lease per month, at Landlord’s option.

17.           Assignment.  Tenant shall have the no right to assign or sublet the Premises in whole or in part during the Lease term without the prior written consent of Landlord.   Written consent of the Landlord will not be unreasonably withheld.  Any merger, consolidation or transfer of corporate shares of tenant, if tenant is a corporation, so as to result in a change in the present voting control of the Tenant by the person or persons owning the majority of said corporation shares in the date of this Lease shall constitute an assignment and be subject to the conditions of this paragraph.  Landlord shall have the right to assign or transfer, in whole or in part, Landlord’s interest herein and in the Premises subject to this Lease, to any party, and Tenant shall recognize and respect the same.

This lease is and shall always be subject to any mortgages which are now validly existing on the Premises or which shall at any time hereafter be placed on the Premises by Landlord, and Tenant agrees to execute and deliver any instrument deemed necessary to effect the subordination of this Lease to any such mortgage.  Notwithstanding the foregoing, so long as Tenant is not in default in the payment of rent provided hereunder, no action under or pursuant to any mortgagee shall adversely affect this Lease or the rights of Tenant to continue in possession of the Premises, subject to the terms of this Lease.

19.           Inspection.  Landlord shall at all times during reasonable business hours have the right to enter on the Premises for the purpose of inspecting and observing the same and to make repairs.

20.           Quiet Enjoyment & Non-Disturbance.  Landlord and Owners covenants that Tenant, paying the rents and observing and keeping all of the covenants of this Lease on his part to be kept and performed, shall lawfully, peaceably and quietly occupy and enjoy said Premises without any objection or molestation by Landlord or any other person.

21.           Amendments.  This lease contains the entire agreement between the parties hereto and no provision hereof may be changed unless the parties hereto agree to the same in writing.

22.           Additional Documents.  The parties hereto will execute and deliver such additional documents as may be reasonably necessary to further the intent hereof, including but not limited to memorandum of Lease for recording purposes, estoppe, certificates and financing statements.

23.           Notices.  All notices to be given hereunder by either party shall be in writing and shall be mailed to the other party as the address indicated with the signatures below, certified, return receipt requested.

24.           Attorney’s Fees.  Should either party employ an attorney to preserve, protect or enforce its rights under this Lease, or with respect to the Premises, in any court proceedings (administrative or otherwise), because of the filing of court or other proceedings by the other party hereto or by third parties, or because of the failure of the other party to comply fully with the terms hereof, then the party who obtains a order preserving, protecting or enforcing its rights hereunder (including an order for termination, rejection or assumption of the Lease, or for adequate assurance, in any bankruptcy proceedings involving a part or its successors and assigns) shall be entitled to recover reasonable attorney’s expenses, and damages incurred, an any equitable relief to which it may be entitled.

25.           Binding Effect.  This Lease shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, personal representatives, successors and assigns.  This Lease is performable in El Paso County, Texas and shall be construed in accordance with the laws of the State of Texas.

26.          Other Agreements.  The Landlord and Tenant agree as follows:

Security:  Landlord maintains the entire premises under 24 hour security.  Tenant shall provide to the Landlord and the Security Company a typewritten list of all persons and vehicles that are to be admitted to the premises during other than normal business hours.  Any changes in this authorization (additions or deletions) must be submitted to the guards in writing, in advance.  The list must also designate who is authorized to change the authorizations and provide copies of their signatures. An after hours contact number must also be provided to the Security Company.

All employees of Tenant accessing the facility on foot or by vehicle through the manned guard gates must have a standard photo id that is to be presented to the guard.  A copy of the format will be provided by the Tenant to the Guard.  The human resources department of the Landlord will badge the  employees of the Tenant with a standard yellow contractor/tenant badge at no cost for each of the Tenant’s employees.  Replacement badges are billed at $10.00 each.  The Tenant is free to have badges done somewhere else, but they must be standard and three examples (one for each gate, and one for human resources) must be provided to the Landlord.

Parking:  Employees shall park along (inside) the fence on Gateway East and in front of the leased area. There is limited parking available in front of the offices of the leased premises and Landlord will put up signs allocating no less than four (4) parking spaces in front of the offices of the leased premises for employees and guests.

Additional Space:  The Landlord and Tenant agree that if the Tenant requires additional space for his business, the landlord will make every reasonable effort to accommodate the Tenant’s needs with additional adjacent space under the same terms and conditions of this lease at a rental rate to be mutually agreed.

Exhibit “C”:          Exhibit “C”, attached hereto consists of a list of specific points and commitments of the Landlord and the Tenant.  It is hereby specifically made a part of this lease.  If any part of Exhibit “C” is in conflict with the terms and provisions of this Lease then it is specifically agreed that Exhibit “C” shall prevail.

27.          Whole Agreement.              The Landlord and Tenant agree that this lease represents the whole agreement between the parties and that there are no verbal agreements or understandings that exist as they relate to the leased premises.

28.          Service Addresses:             All notifications to either party required or necessitated under this agreement are to be made to:

Landlord:

Calvin K. Kessler, President
Kessler Industries, Inc.
P.O. Box 17549
El Paso, Tx. 79917

Or By Federal Express at:

Calvin K. Kessler, President
Kessler Industries, Inc.
8600 Gateway East
El Paso, Texas 79907

Tenant:
George Metcalfe
UFP Technologies, Inc
2175 Partin Settlement Road
Kissimmee, Florida 34744

Or By Federal Express at the same address

Property Owners:		LANDLORD:

Calvin K. Kessler
Geraldine J. Kessler,
Secretary/Treasurer

Kessler Industries, Inc.
8600 Gateway East
Geraldine J. Kessler		El Paso, Texas 79907

TENANT:

UFP Technologies, Inc.

	By:	/s/ Ronald J. Lataille

Exhibit “A” - Description of Property

Exhibit “B” - Intentionally Left Blank

Exhibit “C” - Repairs and Maintenance to Be Provided by Kessler and Other Agreements

Landlord will assist the Tenant in moving from its present location to the Leased Premises. This will include, but not be limited to moving equipment, setting up equipment, and moving and setting inventory and racks.  Landlord has personnel available who are qualified and capable of performing these services.

Landlord will make the electrical drops at the location of the equipment as specified by the Tenant.  The Landlord will not connect the equipment or be responsible for the connections.  The tenant will be responsible for contracting for the actual connections.

The costs of moving the phone and computer lines will be the responsibility of the Tenant.

It is specifically agreed that the Tenant will provide sufficient supervisory personnel to direct the Kessler employees and will provide a floor plan of where each piece of equipment, rack and the inventory are to be placed.

If Tenant desires a monthly invoice for rent, Landlord will provide it at the local address, or will fax it to the location designated by the Tenant.  If Tenant does not desire an invoice, then none will be sent, but in any case, the due dates of the rent are unchanged.

Exterior Signage.  Landlord reserves the right to approve all signs and placards placed on the exterior of the building by any Tenant.  Any exterior signage must be approved in writing prior to its installation.

Security Deposit.  The Landlord does not require a security deposit.